EXHIBIT 99.1



FOR IMMEDIATE RELEASE



Bio-Rad Announces Management Transition
Norman Schwartz To Succeed Founder David Schwartz As President And CEO; Chief Operating Officer James Bennett To Retire


HERCULES, CA - December 23, 2002 - Bio-Rad Laboratories, Inc.
(AMEX: BIO and BIO.B), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced executive management transition plans today. On January 1, 2003, Norman Schwartz, Bio-Rad's Vice President and Group Manager of Life Science will assume the position of President and Chief Executive Officer. He will replace
David Schwartz, founder of Bio-Rad, who will continue to maintain an active role in the company as Chairman of the Board. Additionally, Executive Vice President and Chief Operating Officer James Bennett will retire but will continue to serve on the Board of Directors.

"We have great confidence in the new generation of Bio-Rad leadership," said outgoing President and CEO David Schwartz. "Norman has extensive experience managing all aspects of the business and has played an active role in the growth and expansion of the company. We look forward to building on that success in the future."

Norman Schwartz has been with Bio-Rad Laboratories since 1974 and has held a variety of positions with the company, both domestically and internationally, including Corporate Treasurer, General Manager for manufacturing operations in the United Kingdom, Manager of Bio-Rad's Japanese subsidiary and Vice President and Group Manager of Clinical Diagnostics. He was appointed a Director of the company in 1995, and since 1997, has been Vice President and Group Manager of Life Science.

Chief Operating Officer James J. Bennett has been with Bio-Rad for 26 years. He has served as Executive Vice President and Chief Operating Officer since 1993. "We congratulate and thank Jim for his many years of dedicated service to the company and we wish him all the best in the years to come," said David Schwartz.

David Schwartz has led Bio-Rad as President, Chief Executive Officer and Chairman of the Board since he and his wife Alice N. Schwartz, a biochemist, co-founded the company in 1952. Under his guidance, Bio-Rad has grown to more than $800 million in revenues.

Bio-Rad Laboratories, Inc. (www.bio-rad.com) is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.



For more information, contact:
Ron Hutton, Treasurer
Bio-Rad Laboratories, Inc.
Phone: (510) 724-7000
E-mail: ron_hutton@bio-rad.com